PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated March 23, 2011)	Registration No. 333-162866

2,771,909 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated March 23, 2011, relating to the resale of 2,771,909 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 5,559,813 of the 8,331,722 shares contributed to the Selling Stockholder, and the 2,771,909 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated March 23, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On August 16, 2011, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”). The text of such Form 8-K is attached hereto.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 17, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: August 16, 2011

Date of earliest event reported: August 10, 2011

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 10, 2011, Mr. Michael MacDonald, age 58, agreed to join OfficeMax Incorporated (“OfficeMax”) as executive vice president and president of the global contract organization, effective August 15, 2011 (the “Effective Date”).

From 2009 until 2011, Mr. MacDonald was executive adviser to Alexander Group, Inc., a management consulting, benchmarking and leadership networking service. Prior to December 31, 2009, Mr. MacDonald held various general management, sales and marketing leadership positions with Xerox Corporation, a provider of document technology, services, software and supplies beginning in 1977. Most recently, these positions included senior vice president, operational effectiveness from 2008-2009, president of marketing operations and global accounts from 2004-2007, and president of Xerox North America from 2000-2004.

Mr. MacDonald’s initial base salary will be $600,000 per annum.

Mr. MacDonald will be eligible to receive an annual incentive bonus as described under the heading “Annual Incentive Compensation (Cash Bonus) – 2011 Annual Incentive Plan” in OfficeMax’s proxy statement filed on March 4, 2011, which is incorporated herein by reference. Mr. MacDonald will be eligible for an annual target incentive bonus of 65% of his base salary. For 2011, Mr. MacDonald’s payout, if any, will be pro-rated based on his start date.

Mr. MacDonald will also be eligible to receive a long-term incentive award as described under the headings “Long-Term Incentive Compensation (Equity Awards) – 2011 Long-Term Incentive Plan”, “- 2011 Performance-Based RSUs,” and “- 2011 Options” in OfficeMax’s proxy statement filed on March 4, 2011, which are incorporated herein by reference. Mr. MacDonald will receive a long-term incentive award with an aggregate value of $550,000 on the Effective Date. Sixty percent of the award will be in the form of an option and 40% of the award will be in the form of performance-based restricted stock units (“RSUs”), each as described under the headings referenced above, with one exception: as an inducement to accept his position, Mr. MacDonald’s long-term incentive award will not be pro-rated based on his start date.

Mr. MacDonald will be eligible for severance under OfficeMax’s standard executive officer severance pay policy.

On or after the Effective Date, Mr. McDonald is expected to enter into a non-compete agreement and a change in control agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 16, 2011

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel